                                  SCHEDULE 13G
CUSIP NO. 05336P108                                            Page 1 of 5 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (Amendment No. ____)*

                               Avado Brands, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    05336P108
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 8, 2000
 ------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /   Rule 13d-1(b)
                  /X/   Rule 13d-1(c)
                  / /   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                        (Continued on following page(s))
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CUSIP NO. 05336P108                    13G                     Page 2 of 5 Pages
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1.    Names of reporting persons
      I.R.S. Identification No. of Above Persons

      John DuBois
------------------------------------------------------------------------------
2.    Check the appropriate box if a member of a group*
      (a)         [  ]
      (b)         [  ]
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3.    SEC use only

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4.    Citizenship or place of organization            United States of America
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                           5.       Sole Voting Power
                                    1,498,300
Number of                  ___________________________________________________
Shares Beneficially        6.       Shared Voting Power
Owned by Each                       -0-
Reporting Person           ___________________________________________________
With                       7.       Sole Dispositive Power
                                    1,498,300
                           ---------------------------------------------------
                           8.       Shared Dispositive Power
                                    -0-
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9.    Aggregate amount beneficially owned by each reporting person

      1,498,300
------------------------------------------------------------------------------
10.   Check box if the aggregate amount in row (9) excludes certain shares

      [  ]
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11.   Percent of class represented by amount in row (9)

      5.9%
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12.   Type of reporting person*

                               IN
------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO. 05336P108                    13G                     Page 3 of 5 Pages

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

ITEM 1(A).        NAME OF ISSUER:

                  Avado Brands, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Hancock at Washington
                  Madison, GA 30650

ITEM 2(A).        NAME OF PERSON FILING:

                  John DuBois

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  17905 S.W. 82nd Avenue
                  Miami, FL 33157


ITEM 2(C).        CITIZENSHIP:

                  United States

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  05336P108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) or (C), CHECK WHETHER THE PERSON FILING IS:

                  Not applicable

      (a)         [  ]     a broker or dealer registered under Section 15 of the
                           Exchange Act,

      (b)         [  ]     a bank as defined in Section 3(a)(6) of the Exchange
                           Act,
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CUSIP NO. 05336P108                    13G                     Page 4 of 5 Pages

      (c)         [  ]     an Insurance Company as defined in Section 3(a)(19)
                           of the Exchange Act,

      (d)         [  ]     an Investment Company registered under Section 8 of
                           the Investment Company Act,

      (e)         [  ]     an investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E),

      (f)         [  ]     an employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F),

      (g)         [  ]     a parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G),

      (h)         [  ]     a savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act,

      (i)         [  ]     a church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act,

      (j)         [  ]     a group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

      (a)         Amount beneficially owned:

                  1,498,300

      (b)         Percent of Class:

                  5.9%

      (c)         Number of shares as to which such person has:

                  (i)      Sole power to vote or direct the vote: 1,498,300

                  (ii)     Shared power to vote or to direct the vote:  -0-

                  (iii)    Sole power to dispose or direct the disposition of:

                           1,498,300

                  (iv)     Shared power to dispose or direct the disposition of:

                           -0-
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CUSIP NO. 05336P108                    13G                     Page 5 of 5 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November 17, 2000              /s/ John DuBois
      -----------------              ----------------------------------
                                     Signature

                                     John DuBois
                                     ----------------------------------
                                     Name/Title